Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	Investor Relations: John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS’ BOARD APPROVES A $500 MILLION INCREASE IN SHARE REPURCHASE PROGRAM TO $1.25 BILLION; DECLARES REGULAR QUARTERLY DIVIDEND

PEMBROKE, Bermuda — March 13, 2008 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced that its Board of Directors has authorized an increase in the company’s share repurchase program to $1.25 billion from $750 million, and also has declared a regular quarterly cash dividend of $0.14 per common share.  Through the end of February, the company had utilized $512 million of the $750 million share repurchase program originally authorized in September, 2007.

Any repurchases by the company will be made in accordance with applicable securities laws in the open market or in private transactions.   The repurchase program is subject to business and market conditions, and may be commenced, suspended or discontinued at any time or from time to time without prior notice.

The dividend declared by the Board of Directors is payable on May 6, 2008, to shareholders of record as of April 14, 2008.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, wireless systems and undersea telecommunication systems, with fiscal 2007 sales of US$13.5 billion to customers in more than 150 countries.  We design, manufacture and market products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics.  With approximately 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage.  More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.

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